Exhibit 4.6

22 May 2003

DELHAIZE FINANCE BV

EUR 100,000,000

8% Notes 2003 due 22 May 2008
unconditionally and irrevocably guaranteed by

DELHAIZE GROUP S.A.

FISCAL AGENCY AGREEMENT

FORTIS BANK nv-sa

FISCAL AGENCY AGREEMENT

BETWEEN :

DELHAIZE FINANCE B.V., having its registered office at Martinus Nijfhofflaan 2, 2624 ES DELFT, NEDERLAND (hereinafter referred to as the “Issuer”),

DELHAIZE GROUP S.A., having its registered office at rue Osseghem 53, 1080 BRUSSELS, BELGIUM, (hereinafter referred to as the “Guarantor”),

FORTIS BANK nv-sa, having its principal office at 3 Montagne du Parc, B-1000 BRUSSELS, (hereinafter referred to as the “Fiscal Agent”), and

BANQUE GENERALE DU LUXEMBOURG S.A., having its principal office at 50 avenue J.F. Kennedy, L-2951 LUXEMBOURG, FORTIS BANK (NEDERLAND) N.V. having its principal office at Rokin,55 , NL- 1012 KK Amsterdam and FORTIS BANK nv-sa, having its principal office at 3 Montagne du Parc, B-1000 BRUSSELS (each a “Paying Agent” or collectively the “Paying Agents”).

WHEREAS, the Issuer, in accordance with a resolution of its Board of Directors dated 24 April 2003 has decided to issue Euro (“EUR”) 100,000,000 8% Notes 2003 due 22 May 2008 (hereinafter referred to as the “Notes”), with coupons attached and with terms and conditions of the Notes (the “Terms and Conditions”) substantially in the form annexed to the subscription agreement dated 20 May 2003 between the Issuer, the Guarantor and a syndicate of financial institutions (the “Subscription Agreement”).

WHEREAS, the Notes will be unconditionally and irrevocably guaranteed as to payment of principal and interest by the Guarantor pursuant to a guarantee signed by the Guarantor on 22 May 2003 in the form annexed to the Subscription Agreement (the “Guarantee”).

WHEREAS, application has been made to list the Notes on the Luxembourg Stock Exchange.

IT HAS BEEN AGREED AS FOLLOWS :

1.      The Issuer and the Guarantor hereby appoint the Fiscal Agent as fiscal agent and the Paying Agents as paying agent for the Issuer and the Guarantor, and the Fiscal Agent and the Paying Agents undertake to act as fiscal agent and paying agent respectively for the Issuer and the Guarantor with respect to the Notes and to perform the functions of the fiscal agent and paying agent set forth in the Terms and Conditions, on the terms and conditions of this fiscal agency agreement (the “Agreement”), it being understood that, in performing such functions, the Fiscal Agent and the Paying Agents act solely as agents of the Issuer and the Guarantor and they do not assume any obligation, relationship of agency, trust or other responsibility towards the holders of Notes or Coupons (as defined below).

2.      The Notes will be issued in bearer form, with interest coupons (the “Coupons”) attached, in the denominations of EUR 1,000, EUR 10,000 and EUR 100,000. The Notes to be issued will be drafted in the English language and will contain the Terms and Conditions and the Guarantee. The Notes shall be duly signed in facsimile by the Issuer and the Guarantor. The temporary global certificate representing the full principal amount of the Notes (the “Temporary Global Certificate”), without interest coupons attached, shall be signed manually by the Issuer and the Guarantor and shall be authenticated by or on behalf of the Fiscal Agent. The Temporary Global Certificate and the definitive Notes will be substantially in the form of ANNEX A and ANNEX B attached hereto respectively.

Upon payment of the net proceeds of the Notes in accordance with the Subscription Agreement, the Issuer will issue and deliver the Temporary Global Certificate to Fortis Bank nv-sa as depositary common (the “Common Depositary”) to Clearstream Luxembourg SA (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) for credit to the accounts of the persons entitled thereto at Clearstream and Euroclear.

Not earlier than 40 days after 22 May 2003 the Issuer shall cause to be delivered the Notes in definitive form to the order of the Common Depositary for the accounts of the persons entitled thereto, in exchange for the Temporary Global Certificate. The Temporary Global Certificate shall be cancelled by the Fiscal Agent upon delivery of all definitive Notes (corresponding to the full amount of the Temporary Global Certificate), and returned to the Issuer.

3.      In the event of early redemption of Notes pursuant to the provisions of the Terms and Conditions, the Issuer shall give notice of such redemption to the Fiscal Agent at least 45 days before the date set for redemption. Such notification shall be made in writing and shall specify the date set for redemption and will be accompanied by a certificate, upon which the Fiscal Agent may conclusively rely, stating that the Issuer is entitled to redeem the Notes in accordance with the provisions of the Terms and Conditions and the facts on which the Issuer’s conclusion is based to effect such redemption. The Fiscal Agent shall thereupon promptly inform the other paying agents and publish a notice of redemption in accordance with the provisions of the Terms and Conditions.

In the event of substitution pursuant to the provisions of the Terms and Conditions, the Issuer shall give notice of such substitution to the Fiscal Agent at least 45 days before the date set for such substitution. Such notification shall be made in writing and shall specify the date set for the substitution and will be accompanied by a certificate, upon which the Fiscal Agent may conclusively rely, stating that the Issuer is entitled to substitute for itself the new debtor as debtor under the Notes in accordance with the Terms and Conditions. The Fiscal Agent shall thereupon promptly inform the other Paying Agents and promptly publish to the attention of holders of Notes and Coupons a notice of substitution in accordance with the provisions of the Terms and Conditions.

4.      The Fiscal Agent shall also act as the principal paying agent for the Issuer in connection with the payment of principal of and interest on the Notes. Such payments shall be made in accordance with the Terms and Conditions.

The Fiscal Agent may, at its discretion, appoint additional paying agents and may, with the consent of the Issuer, terminate the appointment of any Paying Agent upon a 45 days’ written notice, provided that, as long as the Notes are listed on the Luxembourg Stock Exchange there shall be a paying agent in Luxembourg and, that notice thereof will be published in accordance with the provisions of the Terms and Conditions.

Subject to its receipt of the necessary funds from the Issuer pursuant to Article 5 hereunder, the Fiscal Agent shall be responsible for the reimbursement to each Paying Agent of the amounts paid by such Paying Agent to redeem Notes and/or to pay Coupons and for the payment of paying agency fees, as separately agreed between the Fiscal Agent and the Paying Agents.

5.      The Issuer shall unconditionally and irrevocably transfer or cause to transfer to the Fiscal Agent for value not later than each due date, or if such due date is not a Business Day (as defined hereunder), not later than the following Business Day, by credit to an account of the Fiscal Agent designated by the Fiscal Agent, the funds in EUR necessary to redeem any Notes that are due for redemption and to pay the amount of interest of each Coupon that is due for payment on that due date. In addition, the Issuer shall transfer or cause to be transfered at the same time and in the same manner the paying agency fees, if any, with respect to the redemption of Notes and the payment of interest.

Prior to each due date with respect to the Notes, the Fiscal Agent may request written confirmation from the Issuer that the Issuer has given unconditional and irrevocable instructions for the transfer of all such funds and the name and account of the bank through which such transfer is being made. The Fiscal Agent shall promptly notify the Paying Agents if it has not received such confirmation by the close of business one local business (Brussels, Luxembourg or Amsterdam depending on the location of the Paying Agent) day prior to any due date, in which event neither the Fiscal Agent nor the Paying Agents shall be required to make payments in respect of such due date and cannot be held otherwise liable until timely transfer of the necessary funds has been assured. The Fiscal Agent shall keep the Paying Agents informed.

The Issuer authorizes and directs the Fiscal Agent, from the funds provided to it, and the Paying Agents to make payments of principal and interest on the Notes on the relevant due dates against surrender of the due Notes and/or Coupons. Neither the Paying Agents nor the Fiscal Agent are obliged to inquire into the title of any holder of Notes or Coupons.

For the purpose of this Agreement, “Business Day” means a day on which banks are open for business in any relevant place of presentation and a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

6.     To the extent permitted by law, the Fiscal Agent shall return to the Issuer any funds transferred to it for the payment of interest, or for redemption of Notes that are not so used, at such time as claims for such payments are prescribed pursuant to the Terms and Conditions. Until such prescription becomes effective, all funds that are not so used shall be held by the Fiscal Agent and shall bear no interest for the Issuer.

7.     All Notes which are surrendered in connection with any redemption (together with all unmatured Coupons attached to or delivered with the Notes) and all Coupons which are paid, shall be cancelled by the Fiscal Agent and by the Paying Agents to which they are surrendered. Each of the Paying Agents shall give to the Fiscal Agent details of all payments made by it and shall deliver all cancelled Notes and Coupons to the Fiscal Agent (or as the Fiscal Agent may specify).The Fiscal Agent (or its authorised agent) shall, as soon as reasonably possible after the date of any such redemption or payment, furnish the Issuer or the Guarantor a certificate or certificates stating (i) the serial numbers, due dates and total number of the Notes so cancelled, (ii) the amount paid in respect of such Notes redeemed and Coupons paid and (iii) the amount paid in respect of, and the total number of, the Coupons so cancelled.

Where Notes are purchased by or on behalf of the Issuer or the Guarantor, the Issuer or the Guarantor shall procure that the Notes (together with all unmatured Coupons appertaining to the Notes) are promptly delivered to the Fiscal Agent (or its authorized agent) who shall cancel them.

The Fiscal Agent shall safeguard the cancelled Notes and Coupons in its possession until it has destroyed them at its earliest convenience, and thereafter shall furnish certificates of destruction to the Issuer.

8.     The Fiscal Agent shall promptly transmit to the Issuer any notice or other communication addressed to the Issuer at the Fiscal Agent’s address in connection with the Notes.

9.     On behalf of, and at the request of the Issuer, the Fiscal Agent will promptly cause to be published any notices required to be given to the holders of the Notes in accordance with the Terms and Conditions. The Issuer or the Guarantor shall bear the costs of such publication.

10.     As soon as they are available after the close of each fiscal year during the term of the Notes, the Issuer and the Guarantor shall provide the Fiscal Agent (free of charge) with copies of their annual and half-yearly report and accounts for such fiscal year.

Subject to it being provided with copies of said reports and accounts, the Fiscal Agent undertakes to make copies thereof available to holders of Notes during normal business hours at its principal office and to provide copies thereof to the Paying Agent in Luxembourg.

11.     In the case of theft, loss or other involuntary dispossession or mutilation of any Note, application for replacement thereof is to be made at the principal office of the Fiscal Agent or the Paying Agents, which shall promptly transmit such application to the Issuer. Subject to compliance with all applicable laws and regulations, any such Note shall be replaced by the Issuer in compliance with such procedures and on such terms as to evidence and indemnification as the Issuer may require. Subject to applicable regulations, all such costs as may be incurred in connection with the replacement of any Note shall be borne by the applicant. Mutilated Notes must be surrendered before new ones will be issued.

12.     The Fiscal Agent shall retain any replacement Notes deposited with it by the Issuer and shall take such security measures as may be necessary to prevent their loss or destruction. The Fiscal Agent shall issue replacement Notes solely upon and in accordance with written instructions from the Issuer. The Issuer shall, promptly upon receipt from the Fiscal Agent of any application for replacement of Notes, and not later than 45 days after such receipt, instruct the Fiscal Agent in writing as to the action to be taken with respect to such application.

13.     Arrangements for the payment of the commissions and fees of the Fiscal Agent have been separately agreed upon between the Issuer and the Fiscal Agent. Commissions and fees of the Paying Agents have been separately agreed upon between the Fiscal Agent and the Paying Agents.

14.     The Issuer or failing the Issuer, the Guarantor, will indemnify and hold harmless the Fiscal Agent and each Paying Agent against all claims, actions, demands, damages, costs and losses of third parties arising out of or relating to the Fiscal Agent’s and the Paying Agents’ performance of their duties as agent for the Issuer with respect to the Notes or this Agreement, except such as may directly result from the Fiscal Agent’s or the Paying Agents’ gross negligence or wilful misconduct.

The Fiscal Agent and each Paying Agent will severally indemnify and hold harmless the Issuer and the Guarantor against all claims, actions, demand, damages, costs and losses which the Issuer or the Guarantor may incur or which may be made against the Issuer as a result of the breach by any of the Fiscal Agent or such other Paying Agent as the case may be, of the terms of this Agreement or its gross negligence or willful misconduct.

15.     The Fiscal Agent may resign as fiscal agent at any time by sending at least a 90 days’ prior written notice (unless the Issuer agrees to accept less notice) by registered mail to the Issuer and to the Guarantor, addressed as follows :

DELHAIZE FINANCE BV.
Martinus Nijfhofflaan 2
2624 ES DELFT
NEDERLAND

DELHAIZE GROUP S.A
rue Osseghem 53
1080 BRUSSELS
BELGIUM

Upon receipt of notice of the Fiscal Agent’s resignation, the Issuer and the Guarantor shall promptly appoint another bank as successor to the Fiscal Agent as fiscal agent under this Agreement. The Issuer and the Guarantor agree that there shall at all times be a Fiscal Agent, until all the Notes and Coupons shall have been redeemed and/or purchased and cancelled or shall have become void under the provisions of the prescription clause of the Terms and Conditions. The appointment of the Fiscal Agent shall not expire within 45 days before or after any due date.

Any Paying Agent may resign as paying agent at any time by sending at least a 90 days’ written notice (unless the Fiscal Agent agrees to accept less notice) by registered mail to the Fiscal Agent, addressed as follows:

FORTIS BANK nv-sa
– Securities ( 1MT1L)
Montagne du Parc 3
B-1000 Brussels

Upon receipt of notice of a Paying Agent’s resignation, the Fiscal Agent may or may not appoint a successor paying agent, provided that so long as the Notes are listed on the Luxembourg Stock Exchange, there will be a paying agent in Luxembourg (which may also be the fiscal agent). The Fiscal Agent shall promptly inform the Issuer of any such resignation or new appointment.

The Issuer and the Guarantor may terminate the appointment of the Fiscal Agent as fiscal agent and appoint another bank as successor fiscal agent under this Agreement, provided that it gives the Fiscal Agent not less than 90 days’ written notice of termination at the Fiscal Agent’s principal office.

Neither the resignation of the Fiscal Agent nor the termination of its appointment as fiscal agent shall take effect until the appointment of the successor fiscal agent becomes effective. On the effective date of the resignation of the Fiscal Agent or of the termination of its appointment as fiscal agent, the Fiscal Agent shall transfer to the successor fiscal agent all funds of the Issuer then held by it, all documents relating to the redemption of Notes and the payment of coupons and any other documents then held on behalf of the Issuer by the Fiscal Agent in its capacity as fiscal agent, and the Issuer or the Guarantor shall pay to the Fiscal Agent all amounts owed by the Issuer to the Fiscal Agent pursuant to this Agreement up to said effective date. Upon such transfer the predecessor Fiscal Agent shall be released from any and all of its obligations under this Agreement.

Notice of any resignation, termination or new appointment under this Article will be published in accordance with the Terms and Conditions.

16.     This Agreement may be amended by all of the parties hereto without the consent of holders of Notes and/or Coupons for the purpose of curing any ambiguity or of correcting or supplementing any defective provision contained herein or in any manner which the parties may mutually deem necessary or desirable.

17.     This Agreement is governed by, and shall be interpreted in accordance with, the laws of the Grand-Duchy of Luxembourg.

Each party hereby agrees for the exclusive benefit of the other parties to this Agreement that the courts of the Grand-Duchy of Luxembourg are to have jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and accordingly any suit, action or proceedings arising out of or in connection with this Agreement (the “Proceedings”) may be brought in such courts. Nothing in this clause shall limit any right of the parties to this Agreement to take Proceedings against the Issuer in any other court of competent jurisdiction.

Signed in Brussels on 20 May 2002 in five originals. Each party to this Agreement acknowledges hereby receipt of one such original.

DELHAIZE FINANCE BV

By:	By:

DELHAIZE GROUP S.A.

By:	By:

FORTIS BANK nv-sa
BANQUE GENERALE DU LUXEMBOURG S.A.
FORTIS BANK (NEDERLAND) N.V.

“For the purposes of Article 1135-1 of the Luxembourg Civil Code, the Fiscal Agent and the Paying Agents hereby expressly and specifically accept the limitations of responsibility set out in paragraph 1 of Article 14 of this Fiscal Agency Agreement.”

By:

Fortis Bank nv-sa
On behalf of the Managers listed above

ANNEX A

DELHAIZE FINANCE B.V.
Incorporated under the laws of The Netherlands
Having its registered office at Martinus Nijfhofflaan 2, 2624 ES DELFT- The Netherland
EUR 100,000,000
8% 2003 due 22 May 2008
unconditionally and irrevocably guaranteed by

DELHAIZE GROUP S.A.
having its registered office at Rue Osseghem, 53, B-1080 Brussels

T E M P O R A R Y   G L O B A L   C E R T I F I C A T E

This certificate is a temporary global certificate in bearer form without interest coupons representing bearer Notes of a nominal amount of EUR 1,000, EUR 10,000 and EUR 100,000 each, which constitute the issue of EUR 100,000,000 8% Notes 2003 due 22 May 2008. The Notes are issued by DELHAIZE FINANCE B.V. and guaranteed as to payment of principal and interest by DELHAIZE GROUP S.A.. The Terms and Conditions of the Notes and the Guarantee are annexed hereto and are deemed to be incorporated herein. This Temporary Global Certificate will be exchanged for definitive Notes not earlier than 40 days after 22 May 2003.

No claims for delivery of definitive Notes can be made prior to the date of exchange of this Temporary Global Certificate.

This Temporary Global Certificate shall not become valid or enforceable for any purpose unless and until it has been authenticated by the Fiscal Agent.

DELHAIZE FINANCE BV

By:	By:

DELHAIZE GROUP S.A.

By:	By:

Dated : 22 May 2003

Authenticated by :
FORTIS BANK nv-sa

By :

ANNEX B

(FORM OF DEFINITIVE NOTE)

(On the front)

	Denomination ISIN	Series Cert. Nr.

(EUR 1,000) (EUR 10,000) (EUR 100,000)	(< 001000 + XS0167729333 + 00 + 000000>) (< 010000 + XS0167729333 + 00 + 000000>) (< 100000 + XS0167729333 + 00 + 000000>)

DELHAIZE FINANCE B.V.
Incorporated under the laws of The Netherlands
having its registered office at Martinus Nijfhofflaan, 2- 2624 ES DELFT- The Netherland

Euro 100,000,000
8 % Notes 2003 due 22 May 2008
unconditionally and irrevocably guaranteed by

DELHAIZE GROUP S.A.
Incorporated under the laws of Belgium
Having its registered office at Rue Osseghem, 53,B-1080 Brussels

BEARER NOTE OF

EUR 1,000 (One Thousand Euro)
EUR 10,000 (Ten Thousand Euro)
EUR 100,000 (One Hundred Thousand Euro)

This Note forms part of an issue by DELHAIZE FINANCE B.V. (the “Issuer”) of 8 % Notes 2003 due 22 May 2008 in the aggregate principal amount of Euro 100,000,000 which are being issued in accordance with the terms and conditions of the Notes (the “Terms and Conditions”) which are set forth on the reverse hereof. The Notes are guaranteed as to payment of principal and interest by DELHAIZE GROUP S.A.

This Note will be redeemed at par on 22 May 2008 or on such earlier date as the principal sum may become repayable in accordance with the Terms and Conditions.

This Note bears interest on the said principal sum from 22 May 2003 until 22 May 2008 at the rate of 8 Per Cent. per annum, payable annually in arrear on 22 May in each year upon presentation and surrender of the coupons appertaining hereto (the “Coupons”) as they shall severally become due. The first Coupon will be payable on 22 May 2004.

IN WITNESS whereof DELHAIZE FINANCE BV and DELHAIZE GROUP S.A. have caused this Note to be signed in facsimile on their behalf.

DELHAIZE FINANCE BV

By :	By :

DELHAIZE GROUP S.A.
Guarantee to be inserted
By :		By :

Dated as of 22 May 2003

(FORM OF COUPON 1-5)

(on the front)

<00 + 001000 + XS0167729333 + 00 + 000000>
<00 + 010000 + XS0167729333 + 00 + 000000>
<00 + 100000 + XS0167729333 + 00 + 000000>

DELHAIZE FINANCE BV

EUR 100,000,000
8% Notes 2003 due 2008
Coupon for EUR 80/EUR 800/EUR 8,000 due on 22 May, 2004/2005/2006/2007/2008.

This Coupon is payable to bearer (subject to the Terms and Conditions endorsed on the Note to which this Coupon appertains, which shall be binding upon the holder of this Coupon whether or not this Coupon is for the time being attached to such Note) at the specified offices of the paying agents set out on the reverse hereof (or any other paying agent duly appointed or nominated and notified to the holders of Notes).

DELHAIZE FINANCE BV

(on the back)

FISCAL AGENT AND PRINCIPAL PAYING AGENT

FORTIS BANK nv-sa, Montagne du Parc 3, B-1000 Brussels

PAYING AGENTS

BANQUE GENERALE DU LUXEMBOURG S.A., 50 avenue J.F. Kennedy, L-2951 Luxembourg

FORTIS BANK NEDERLAND N.V., Rokin 55, NL- 1012 KK Amsterdam